UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Antares Pharma, Inc.
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ANTARES PHARMA, INC.
100 Princeton South, Suite 300
Ewing, New Jersey 08628

April 27, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Antares Pharma, Inc. (the “Company”), to be held at 10:00 a.m., Eastern Time, on Thursday, June 11, 2020 virtually via the Internet at www.virtualshareholdermeeting.com/ATRS2020 (the “Annual Meeting”). For the first time, our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via the Internet through a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the annual meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/ATRS2020. This means that you can attend the annual meeting online, vote your shares electronically and submit questions during the online meeting by visiting the above-mentioned website. We believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world. In addition, in response to continued public health concerns related to COVID-19 and group gatherings, we also believe holding a “virtual meeting” will help ensure the health and well-being of our stockholders and other meeting participants.

The notice of the 2020 Annual Meeting of Stockholders and the proxy statement that appear on the following pages describe the matters scheduled to come before the meeting. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer appropriate questions.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including the notice of the 2020 Annual Meeting of Stockholders, proxy statement, our 2019 Annual Report on Form 10-K and the electronic proxy card for the meeting to our stockholders via the Internet by sending them a Notice of Internet Availability of Proxy Materials (the “Notice”) that explains how to access our proxy materials and how to vote online. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us for the 2020 Annual Meeting. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the virtual meeting. Please refer to detailed instructions included in the proxy statement or in the Notice.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Robert F. Apple
President and Chief Executive Officer

ANTARES PHARMA, INC.
100 Princeton South, Suite 300
Ewing, New Jersey 08628

NOTICE IS HEREBY GIVEN of the 2020 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, June 11, 2020, at 10:00 a.m. Eastern Time

Virtual Location:	www.virtualshareholdermeeting.com/ATRS2020

Items of Business:	1.
To elect Leonard S. Jacob, MD, Ph.D. and Peter S. Greenleaf as Class I directors of the Company’s Board of Directors each for a term of three years and until his successor is duly elected and qualified.

	2.	To hold a non-binding, advisory vote to approve our named executive officer compensation as disclosed in this proxy statement.

	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

	4.	To transact such other business that may properly come before the meeting.

We are not aware of any other business to come before the meeting.

Record Date:	All stockholders of record as of the close of business on Monday, April 17, 2020 will be entitled to vote at the 2020 Annual Meeting of Stockholders.

The items of business listed above are more fully described in the proxy statement accompanying this notice of the 2020 Annual Meeting of Stockholders. The accompanying proxy statement or the Notice of Internet Availability of Proxy Materials are being mailed or made available on the internet to stockholders on or about April 27, 2020.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person (via the virtual meeting) at the meeting. Please refer to detailed instructions included in the accompanying proxy statement or in the Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors,

Peter J. Graham
Corporate Secretary
April 27, 2020

Important notice regarding the availability of proxy materials for the 2020 Annual Meeting of Stockholders to be held on June 11, 2020:

This proxy statement and our 2019 Annual Report on Form 10-K are available directly at:

https://materials.proxyvote.com/036642
PROXY STATEMENT OF
ANTARES PHARMA, INC.
100 Princeton South, Suite 300
Ewing, New Jersey 08628

Annual Meeting of Stockholders to be held

June 11, 2020

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, Antares Pharma, we, our, us or the Company), to be used at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 11, 2020. This proxy statement or the Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed or made available on the internet to stockholders on or about April 27, 2020.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials, including the notice of the Annual Meeting, this proxy statement, our 2019 Annual Report on Form 10-K and the electronic proxy card for the meeting over the Internet by sending them the Notice that explains how to access our proxy materials and how to vote online. The proxy materials will be posted on the internet at www.proxyvote.com no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice contains important information, including:

●	The date, time and virtual location of the Annual Meeting;

●	A brief description of the matters to be voted on at the Meeting;

●	A list of the proxy materials available for viewing at www.proxyvote.com;

●	The control number you will use to access the site; and

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Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or e-mail copy of the proxy materials, if that is your preference.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by e-mail will remain in effect until the stockholder terminates such election. To terminate such election and sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12-digit control number available. Your 12-digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12-digit control number can be found on your proxy card or voting instruction card.

This proxy statement and our 2019 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at www.antarespharma.com. You may access this material by choosing the “For Investors” tab at the top of the page, and then selecting “SEC Filings” from the items listed in the “For Investors” section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

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VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“common stock”), at the close of business on April 17, 2020, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 165,560,401 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of common stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person (all references to “present” or “in person” in this proxy statement relate to virtual presence at the Annual Meeting) or by proxy.

If you hold your shares in your own name as a stockholder of record, you can vote your common stock by any of the following methods:

●	In person. You may attend the Annual Meeting and deliver your completed proxy card in person (virtually) or complete a ballot (virtually) during the meeting.

●	By phone or via the Internet. You may vote by proxy, either by phone or via the Internet, by following the instructions provided in the Notice, proxy card or voting instruction card.

●	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you are a beneficial stockholder whose shares are held in the name of a bank, broker or other holder of record (commonly referred to as shares held in “street name”), you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If you plan to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares electronically during the meeting.

If you vote by phone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by submitting a new proxy with a later date, submitting a written notice of such revocation to our Corporate Secretary at the address set forth on the first page of this proxy statement; by voting by telephone or by using the Internet; or by virtually attending the Annual Meeting and voting in person. Virtually attending the Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you will need to request a proxy from the bank or broker and bring it with you to vote electronically at the meeting. Unless so revoked, the shares represented by such proxy will be voted electronically at the Annual Meeting and at any adjournment thereof in the manner specified.

The Company currently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of common stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum at the Annual Meeting for all proposals being presented at the Annual Meeting. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters. Consequently, your brokerage firm or other nominee will have discretionary authority to vote your shares with respect to routine matters but may not vote your shares with respect to non-routine matters.

The routine matters included in this proxy statement are:

●	Proposal No. 3: the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

The non-routine matters included in this proxy statement are:

●
Proposal No. 1: the election of Leonard S. Jacob, MD, Ph.D. and Peter S. Greenleaf as Class I directors of the Company’s Board of Directors each for a term of three years and until his successor is duly elected and qualified; and

●	Proposal No. 2: the approval of a non-binding, advisory vote for our named executive officer compensation as disclosed in this proxy statement.

Assuming a quorum is present:

●
a plurality of the votes cast by stockholders present, in person (virtually) or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect Leonard S. Jacob, MD, Ph.D. and Peter S. Greenleaf as Class I directors of the Board of Directors of the Company.

●	the affirmative vote of a majority of the votes cast by stockholders present, in person (virtually) or by proxy, and entitled to vote at the Annual Meeting, will be required to:
○	approve, on an advisory basis, our named executive officer compensation as disclosed in our proxy statement; and
○	ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.

For each of these proposals, abstentions, withheld votes and broker non-votes will have no effect on the outcome of the vote.

The shares of common stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” “FOR” the approval, on an advisory basis, of the executive compensation for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement, and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1
ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors, and our Certificate of Incorporation, as amended (the “Certificate”), provides that directors shall be divided into three classes of as nearly equal size as possible. The members of each class are elected to serve a three-year term and until his or her successor is duly elected and qualified, and the terms of each class are staggered. Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated Leonard S. Jacob, M.D., Ph.D. and Peter S. Greenleaf for election as Class I directors. Marvin Samson is a current Class I director, who will retire from the Board of Directors at the Annual Meeting and is not seeking reelection.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting and to serve if elected. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The following table provides class information about our two director nominees and our five other directors who will serve as directors after the Annual Meeting.

Name	Age	Class	Term Expiry

Leonard S. Jacob, M.D., Ph.D	71	I	2020 Annual Meeting of Stockholders(1)
Peter S. Greenleaf	50	I	2020 Annual Meeting of Stockholders(1)
Anton G. Gueth	63	II	2021 Annual Meeting of Stockholders
Robert P. Roche, Jr.	64	II	2021 Annual Meeting of Stockholders
Robert F. Apple	54	III	2022 Annual Meeting of Stockholders
Thomas J. Garrity	71	III	2022 Annual Meeting of Stockholders
Karen L. Smith, M.D., Ph.D	52	III	2022 Annual Meeting of Stockholders

(1)	If the Class I director nominees are elected at the Annual Meeting, their term will expire in 2023.

Nominees for Class I Directors for a term continuing until the 2023 Annual Meeting of Stockholders

Leonard S. Jacob, M.D., Ph.D.

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008. Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob serves as Chairman of Life Science Advisors, a consulting group to the health care industry. He also serves on the Board of Directors of QuiqMeds, a private digital drug dispensing company, the Board of Overseers for Temple University School of Medicine, and the Board of Trustees of the University of the Sciences in Philadelphia.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Peter S. Greenleaf

Mr. Greenleaf joined the Board of Directors in December 2018. Since April 2019, Mr. Greenleaf has been the Chief Executive Officer of Aurinia Pharmaceuticals, Inc. and a member of its board of directors. Mr. Greenleaf served as the Chief Executive Officer of Cerecor, Inc. from March 2018 until April 2019 and remains a member of its board of directors serving since May 2017. From March 2014 to February 2018, Mr. Greenleaf served as CEO and Chairman of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP). Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients worldwide and was sold in February 2018 to Mallincrodt PLC. From June 2013 to March 2014, Mr. Greenleaf served as Chief Executive Officer and a member of the board of directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by Medlmmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, Mr. Greenleaf also served as President of Medlmmune Ventures, a wholly owned venture capital fund within the AstraZeneca Group. Prior to serving as President of Medlmmune, Mr. Greenleaf was Senior Vice President, Commercial Operations of the company, responsible for its commercial, corporate development and strategy functions. Mr. Greenleaf has also held senior commercial roles at Centocor, Inc. (now Jansen Biotechnology, Johnson & Johnson) from 1998 to 2006, and at Boehringer Mannheim (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf currently chairs the Maryland Venture Fund Authority, whose vision is to oversee implementation of Invest Maryland, a public-private partnership to spur venture capital investment in the state. He also currently serves as Chairman of the board of directors of Biodelivery Sciences International, Inc. (NASDAQ: BDSI). Mr. Greenleaf earned a M.B.A. degree from St. Joseph's University and a B.S. degree from Western Connecticut State University.

Mr. Greenleaf’s significant executive management, leadership, corporate development and commercial operations experience in the biopharmaceutical industry enables him to provide valuable insight to our Board of Directors.

Class II Directors whose term continues until the 2021 Annual Meeting of Stockholders

Anton G. Gueth

Mr. Gueth joined the Board of Directors in 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Since 2003, Mr. Gueth has served as President of Gueth Consulting LLC, which focuses on business development and alliance management in the pharmaceutical industry. He was previously a Managing Director of Burrill Securities, a merchant bank specialized in the health care field, and since October 2014 has been serving as Managing Director of EVOLUTION Life Science Partners, an advisory firm specialized on investment banking activities in the health care sector. Mr. Gueth also serves as a director of iQone Healthcare, a privately held specialty pharmaceutical company based in Geneva, Switzerland since June 2015 and joined the Board of Elevar Therapeutics (previously LSK Biopharma), a Salt Lake City based pharmaceutical company in August 2018. Further, since October 2019 he joined the Board of the Berlin, Germany based MotionCaptureGroup. Previous board responsibilities include the Board of Navidea Biopharmaceuticals, Inc. for the period June 2015 to March 2016 and the Board of Spectrum Pharmaceuticals, Inc. for the period July 2012 to June 2013. Mr. Gueth’s career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Master’s Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Master’s Degree in public affairs from Indiana University. He is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors. In addition, his experience as a consultant specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding health care and pharmaceutical industry trends in business development and alliance management with regards to Antares Pharma’s partners.

Robert P. Roche, Jr.

Mr. Roche joined the Board of Directors in July 2013 and is a member of our Audit Committee. He served as a member of our Governance and Nominating Committee until February 2015. He is the founding member of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and health care industries. He created this firm upon his retirement from Cephalon Inc. in 2010. He joined Cephalon in 1995 as the Vice President of Sales and Marketing and was named Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon in 2005. Before joining Cephalon, Mr. Roche served as Director and Vice President, Worldwide Strategic Product Development, for SmithKline Beecham’s central nervous system and gastrointestinal products business. He also was managing director of SmithKline’s pharmaceutical operations in the Philippines. Prior to that, he held senior marketing positions in Canada and Spain and had product planning responsibilities for SmithKline in Latin America. Mr. Roche began his pharmaceutical career in 1982 with SmithKline & French as a U.S. pharmaceutical sales representative. He formerly served as a Director of LifeCell Inc. until its acquisition in 2008, EKR Therapeutics until its acquisition in 2012, Civitas Therapeutics, Inc. until its acquisition in 2014, and NuPathe Inc. until its acquisition in 2014, Aratana Therapeutics until its acquisition in July 2019, and Paragon Biosciences until its acquisition in May 2019. He also serves on the Board of Directors of Bryn Mawr Hospital. He is a graduate of Colgate University and earned an MBA from The Wharton School at the University of Pennsylvania.

Mr. Roche’s experience in multiple global pharmaceutical companies and his success in commercial operations and product launches enables him to assist the Board of Directors in addressing many important issues, including the launch of new products.

Class III Directors whose term continues until the 2022 Annual Meeting of Stockholders

Robert F. Apple

Mr. Apple joined the Board of Directors in March 2016 and serves as the Company’s President and Chief Executive Officer since January 2016. Mr. Apple joined the Company in 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary and in 2009 was promoted to the position of Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division. In September 2014, Mr. Apple was promoted to the position of Executive Vice President, Chief Operating Officer of the Company. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From 1994 until 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University.

Mr. Apple’s knowledge of our Company, by virtue of his services as President and Chief Executive Officer, enables him to provide valuable insight into our operations and personnel. His long career in the life sciences industry and at the Company enables him to assist the Board of Directors in addressing many important issues. Moreover, his executive experience at previous pharmaceutical companies enables him to contribute meaningfully to the Board of Directors in considering a variety of operational and financial matters.

Thomas J. Garrity

Mr. Garrity joined the Board of Directors in 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. Since 2002, he has been a private investor. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago.

Mr. Garrity’s executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Karen L. Smith, M.D., Ph.D

Dr. Karen Smith joined the Board of Directors in March 2019. From May 2019 until January 2020, Dr. Smith served as the President and Chief Executive Officer of Medeor Therapeutics. From June 2018 until May 2019, Dr. Smith served as CEO of Eliminate Cancer, Inc., an oncology R&D and venture organization. From 2015 to 2018, Dr. Smith served as Executive Vice President, Global Head R&D, and Chief Medical Officer of Jazz Pharmaceuticals, Inc. Prior to joining Jazz Pharmaceuticals, from 2011 to 2015, Dr. Smith was Senior Vice President, Global Medical Affairs and Global Dermatology Head for Allergan, Inc. From 2007 until 2010, Dr. Smith was Vice President, External Medical Relations and then Vice President, Global Development at AstraZeneca, LP. Dr. Smith is currently a member of the board of directors of Sangamo Therpeutics, Inc. and Acceleron Pharma, Inc., and previously served as a member of the board of directors of Forward Pharma A/S and Sucampo Pharmaceuticals, Inc. Dr. Smith earned a B.App.Sc. and a B.Sc. (Honors) from the Curtin University of Technology, an M.D. from the University of Warwick, a Ph.D. in oncology molecular genetics from the University of Western Australia, an M.B.A. from the University of New England (Australia) and a L.L.M. in medical law from the University of Salford.

Dr. Smith’s extensive experience in research and development, clinical trials, pipeline and product development in the biopharmaceutical industry and additional extensive experience in executive management positions in pharmaceutical companies enables her to provide valuable insight and leadership to our Board of Directors.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our common stock present in person (virtually) or represented by proxy at the Annual Meeting and entitled to vote is required to elect the two nominees. That means the nominee will be elected if he receives more affirmative votes than any other nominee. The Board of Directors unanimously recommends that you vote FOR the election of Leonard S. Jacob, MD, Ph.D. and Peter S. Greenleaf.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We are committed to exercising good corporate governance practices. In furtherance of this commitment, our Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NASDAQ and the regulations of the SEC. The Corporate Governance Guidelines also address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors.

Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees, and addresses these important topics, among others: conflicts of interest; confidentiality of information; fair dealing; protection and proper use of our assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

We believe that our strong corporate governance policies and practices, including the substantial percentage of independent directors on our board of directors and the robust duties of our Chairman of the Board, empower our independent directors to effectively oversee our management—including the performance of our Chief Executive Officer—and provide an effective and appropriately balanced board governance structure.

The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Corporate Secretary of the Company (the “Secretary”) at Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, New Jersey 08628 (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Corporate Governance Guidelines or Code of Business Conduct and Ethics (to the extent applicable to the members of our Board of Directors and our executive officers) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Jacob, Dr. Smith, and Messrs. Garrity, Greenleaf, Gueth, Roche and Samson are “independent” as defined under the listing standards of NASDAQ. The Board of Directors believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses these requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met, either telephonically or in person, five times during 2019. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2019, all of our current directors attended 100% of the aggregate number of meetings of the Board of Directors and at least 75% of the meetings of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings. Last year, all of our directors then serving attended the 2019 Annual Meeting of Stockholders. The Board of Directors, Audit Committee, Compensation Committee, and Governance and Nominating Committee also held numerous informal meetings and calls during 2019.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. In addition to the three standing committees, the Company has an Executive Committee, comprised of the heads of each of the standing committees. The Executive Committee meets informally from time to time to discuss matters that arise.

Audit Committee

Messrs. Garrity, Gueth and Roche serve on the Audit Committee with Mr. Garrity acting as Chairman. The Audit Committee met, either telephonically or in person, eight times during 2019. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that each of the members of our Audit Committee is “independent” within the meaning of the applicable NASDAQ listing standards and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Audit Committee Charter.”

Compensation Committee

Mr. Gueth, Dr. Jacob and Mr. Samson serve on the Compensation Committee with Mr. Gueth acting as Chairman. The Compensation Committee met, either telephonically or in person, five times during 2019. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees as well as employee benefits. The Compensation Committee administers our Equity Compensation Plan, as amended and restated (the “Equity Compensation Plan”), except that the Board of Directors as a whole administers the Equity Compensation Plan with respect to awards to members of the Board of Directors. All actions taken by the Compensation Committee for the Equity Compensation Plan are reported to the Board of Directors. Additionally, the Board of Directors has determined that each of the members of our Compensation Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Compensation Committee Charter.”

Governance and Nominating Committee

Drs. Jacob and Smith and Messrs. Garrity and Gueth serve on the Governance and Nominating Committee, with Dr. Jacob acting as Chairman. The Board of Directors has determined that each of the members of the Governance and Nominating Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

 The Governance and Nominating Committee met, either telephonically or in person, one time during 2019. The purpose of the Governance and Nominating Committee is:

●	to advise the Board of Directors regarding the membership and operations of the Board of Directors;
●
to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors;

●
to recommend to the Board of Directors the responsibilities of each Committee of the Board of Directors, the structure and operation of each Committee of the Board of Directors, and the director nominees for assignment to each Committee of the Board of Directors;

●	to oversee the Board of Director’s annual evaluation of its performance and the performance of other Committees of the Board of Directors; and
●	to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities. Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting, the Board of Directors recommends a slate of director nominees for election by our stockholders. In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate. The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for membership on a Committee of the Board of Directors. The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. In accordance with the Company’s Corporate Governance Guidelines, the Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and Committees of the Board of Directors on which the director served. Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board of Directors Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. We believe that our Board of Directors provide effective oversight of risk management, which is part of an evolving process through which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The Board of Directors actively encourages management to continue to drive this evolution. While the Board of Directors has responsibility for overall oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors have specific risk management oversight responsibilities. In particular, the Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors and focuses on financial risk, including internal controls. In its oversight role, the Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, specifically including updates on information security developments, cybersecurity and the steps taken by management to monitor and mitigate risk exposures in these areas. This Audit Committee approach helps to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, our Compensation Committee also works with our full Board of Directors to oversee matters related to human capital management, which includes reviewing workforce trends, executive succession plans and talent risk and maintaining compensation objectives and corporate policies that appropriately incentivize creating and maintaining a positive workplace and corporate culture. As part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that are consistent with the Company’s long term business strategy and objectives, but do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

At its meetings, our full Board of Directors receives reports concerning the management of the relevant risks from each committee, in addition to reports concerning material risks and concerns or significant updates on such matters from our General Counsel and other executive officers, as necessary.

Director Continuing Education

Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Antares operates and to which it is subject.

Board of Directors Leadership Structure

The Chairman of the Board of Directors is an independent director. The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors. In addition, the Chairman of the Board of Directors regularly meets with the Chairpersons of our standing committees to discuss relevant issues within the Company which are then addressed by the specific committee or the Board of Directors as appropriate. We also believe that our leadership structure enhances the active participation of our independent directors.

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled board meeting. During 2019, the non-management directors held four executive sessions. “Non-management directors” include all directors who are not our officers, and all non-management directors have been determined by the Board of Directors to be independent. Currently, Mr. Apple is the only officer serving on our Board of Directors.

Board and Management Succession Planning

Our Board of Directors periodically reviews a management succession plan that includes, among other things, an assessment of the experience, performance and skills for possible successors to our Chairman of the Board of Directors, Committee Chairpersons, directors, CEO and other senior executives.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail. Mail should be addressed to Antares Pharma, Inc., c/o Secretary, 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

The Company’s non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chair, and committee members. In order to determine the Board of Directors compensation framework, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Antares derived from a public company peer group developed by Pearl Meyer & Partners, LLC, or Pearl Meyer, our independent compensation consultant.

During 2019, Pearl Meyer conducted a comprehensive review of non-employee director compensation levels and structure among the Company’s compensation peer group. Consistent with the Company’s compensation philosophy, non-employee director compensation is positioned competitively against companies of similar size, complexity and growth trajectory. In general, cash compensation for our non-employee directors is within the competitive range (+/-15%) of the peer group median and equity compensation is targeted between the 50th and 75th percentiles. Based on the recommendation from Pearl Meyer and the peer group data, annual non-employee director equity compensation for 2019 shifted from solely stock options to 50% restricted stock units and 50% stock options and was increased from $110,000 to $140,000. The value of the equity compensation for the Board Chairman did not change. In addition, the annual retainer for members of the Governance and Nominating Committee (other than the Chairperson) was increased to $10,000 per member.

Each director, other than the Board Chairman, receives compensation in accordance with the following:

● Annual Cash Retainer:	$45,000
● Annual Equity Grant:	$140,000	(1)

Members of our Committees, other than the Chairpersons, receive the following additional compensation:

● Audit Committee:	$12,000
● Compensation Committee:	$10,000
● Governance and Nominating Committee:	$10,000

The Chairpersons of our Committees receive the following additional compensation:

● Audit Committee:	$25,000
● Compensation Committee:	$17,000
● Governance and Nominating Committee:	$7,500

Our Board Chairman’s compensation for his role as Chairman is as follows:

● Annual Cash Retainer:	$90,000
● Annual Equity Grant:	$220,000	(1)

(1)
The annual equity compensation is granted in the form of (i) 50% restricted stock units, which can be deferred until separation from service or a year between 2023 and 2030, as elected by the non-employee director, and (ii) 50% nonqualified stock options. In June 2019, each existing director, other than the Board Chairman, received a stock option grant to purchase 46,729 shares of our common stock. The Board Chairman received a stock option grant to purchase 73,431 shares of our common stock. In addition, each director, other than the Board Chairman, received 23,973 restricted stock units, and the Board Chairman received 37,671 restricted stock units. The amounts listed above reflect the combined grant date fair value of such stock option and restricted stock unit grants.

No additional payments are earned for each Board of Directors meeting or a meeting of a Committee of the Board of Directors. New directors receive a one-time stock option grant to purchase 20,000 shares of our common stock.

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any Committees of the Board of Directors.

Our non-employee directors are also covered by Antares’ directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require us to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, our Certificate and our Bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Antares for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of restricted shares of common stock issued would be based on the market value of the stock and the number of shares of common stock subject to options granted would be determined based on a valuation using a Black-Scholes model.

The following table provides information regarding director compensation in 2019, which reflects the standard compensation described above. The table does not include compensation for reimbursement of travel expenses related to attending Board of Directors meetings and meetings of a Committee of the Board of Directors.

Director Compensation – 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Thomas J. Garrity	77,747	70,000	70,000	-	-	-	217,747
Jacques Gonella, Ph.D.(1)	7,500	-	-	-	-	-	7,500
Peter S. Greenleaf	45,000	70,000	70,000	-	-	-	185,000
Anton G. Gueth	81,747	70,000	70,000	-	-	-	221,747
Leonard S. Jacob, M.D., Ph.D.	107,500	110,000	110,000	-	-	-	327,500
Robert P. Roche, Jr.	57,000	70,000	70,000	-	-	-	197,000
Marvin Samson	55,000	70,000	70,000	-	-	-	195,000
Karen L. Smith, M.D., Ph.D.	43,997	70,000	109,400	-	-	-	223,397

(1)	Effective March 1, 2019, Dr. Gonella retired as a member of the Board of Directors. Amounts shown for fees earned were pro-rated based on his period of service in 2019.

(2)
The amounts shown for stock awards and option awards relate to shares granted under the Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards, computed in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The assumptions used in determining the amounts for option awards are set forth in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The annual option grants vest one year from the date of grant. The initial option award granted to new directors upon joining the board, which was received by Dr. Smith in 2019, vest in annual installments over three years. At December 31, 2019, these non-employee directors held options to purchase an aggregate of 3,359,902 shares of common stock.

Compensation Committee Interlocks and Insider Participation

During 2019, Mr. Gueth, Dr. Jacob and Mr. Samson served on the Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Proposal No. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with a non-binding, advisory vote to approve the named executive officer compensation as described in this proxy statement (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2019, we continued our evolution as a pharmaceutical technology company and made significant progress on our strategic goals and objectives and achieved several important milestones. Most notably, we achieved the following:

●	Reported record annual revenue of $123.9 million for the year ended December 31, 2019, which represented a 95% increase over the prior year.
●	Reported annual revenue for our proprietary product, XYOSTED™ (testosterone enanthate), of approximately $20.8 million.
●
Reported record annual royalty revenue of $24.2 million, representing a 171% increase over 2018. The significant increase in royalty revenue was primarily driven by royalties received from Teva Pharmaceuticals from net sales of their generic Epipen®.

●	Reported the Company’s first annual operating income of $1.0 million.
●	Attained a 73% increase in the Company’s stock price based on the closing price per share on December 31, 2019 compared to December 31, 2018.
●
Announced a global agreement with Idorsia Pharmaceuticals Ltd. to jointly develop a novel, drug-device product combining selatogrel, Idorsia’s potent, fast acting and highly selective P2Y12 receptor antagonist under development with Antares’ subcutaneous Quickshot® auto-injector.

Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2019 in determining named executive officer compensation for 2019, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies. In addition, the Compensation Committee considered the significant support from our stockholders with respect to the compensation of our named executive officers from the prior year, with approximately 89% of stockholder votes cast in favor of our Say on Pay resolution approved at our June 2019 Annual Meeting of Stockholders.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of developing and commercializing novel injectable therapeutic products using our advanced device delivery systems for improved safety and efficacy, reduced side effects, and enhanced patient comfort and adherence and providing our stockholders with a long-term, positive return on their investment. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements. In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program rewards sustained and long-term performance given our focus on delivering the majority of an executive’s total compensation through performance- and time-based annual equity awards. In addition to our long-term incentive program, our annual cash incentives directly tie executive compensation to achievement of our strategic objectives and are based on quantifiable metrics; the performance against which are reviewed annually by our Compensation Committee. However, we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board of Directors believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person (virtually) or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on a non-binding advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Proposal No. 3
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to make a statement, if they so desire, and to respond to appropriate questions.

Neither our Bylaws nor any other governing documents or law requires stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

The aggregate amount of fees billed to the Company by KPMG LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and review of the financials included in the Company’s SEC filings, and for services in connection with comfort letters, consents and procedures related to documents filed with the SEC, as necessary, totaled $556,750 and $669,350 for 2019 and 2018, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2019 or 2018 for audit-related services.

Tax Fees

There were no fees billed to the Company by KPMG LLP during 2019 or 2018 for tax compliance, tax advice or tax planning services.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2019 and 2018.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

●	bookkeeping or other services relating to the accounting records or financial statements,
●	financial information systems design and implementation,
●	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
●	actuarial services,
●	internal audit outsourcing services,
●	management functions,
●	human resource services,
●	broker-dealer, investment advisor or investment banking services,
●	legal services, and
●	expert services unrelated to the audit.

The policy requires pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm and pre-approves these services, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of these categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2019, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person (virtually) or by proxy, and entitled to vote at the Annual Meeting, is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2020.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers during the year ended December 31, 2019:

Name	Age	Position

Robert F. Apple	54	President and Chief Executive Officer

Fred M. Powell	59	Executive Vice President, Chief Financial Officer

Peter J. Graham	53	Executive Vice President, General Counsel, Chief Compliance Officer, Human Resources & Corporate Secretary

James P. Tursi, M.D.	55	Executive Vice President, Head of Research and Development, Chief Medical Officer

Robert F. Apple serves as our President and Chief Executive Officer and as a director. Please see Mr. Apple’s biographical information set forth in the Election of Directors section in this proxy statement.

Fred M. Powell became our Executive Vice President and Chief Financial Officer in September 2017. Mr. Powell joined the Company in October 2016 as our Senior Vice President and Chief Financial Officer. Prior to joining Antares, from December 2012 until October 2016, Mr. Powell served as Vice President and Chief Financial Officer for Celator Pharmaceuticals Inc., a publicly traded, clinical stage, oncology-focused biopharmaceutical company. Prior to joining Celator, from 2011 until 2012, Mr. Powell was the Chief Financial Officer of OraPharma, Inc. From 2005 until 2011, Mr. Powell was Chief Financial Officer of BMP Sunstone Corporation, a publicly traded specialty pharmaceutical company. From 2002 until 2004, Mr. Powell served as the Chief Financial Officer of Eximias Pharmaceutical Corporation, a privately-held biopharmaceutical company. From 1999 to 2002, Mr. Powell served as the Senior Vice President, Finance and Administration, of InnaPhase Corporation, a technology solutions provider for life sciences companies. From 1993 to 1999, Mr. Powell held various positions at Premier Research Worldwide, a publicly-traded company specializing in providing clinical and diagnostic services to the pharmaceutical and biotech industries, including Director of Finance and Administration, from 1993 to 1996, and Chief Financial Officer, from 1996 to 1999. Since June 2017, Mr. Powell has served as a member of the Advisory Board for Penn State Scranton and Treasurer of the Youth Orchestra of Bucks County. Prior to 1989, Mr. Powell held various positions of increasing responsibility at KPMG LLP. Mr. Powell holds a B.S. in Accounting from Pennsylvania State University.

Peter J. Graham became our Executive Vice President, General Counsel, Chief Compliance Officer, Human Resources and Corporate Secretary in September 2017. Mr. Graham joined the Company in July 2015 as our Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Corporate Secretary. Prior to joining the Company, from 2010 until 2015, Mr. Graham served as Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources of Delcath Systems, Inc., a publicly traded specialty pharmaceutical and medical device company focused on cancers of the liver. Prior to Delcath, between 2008 and 2010, Mr. Graham was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc., a wholly owned subsidiary of Bracco, SpA., a global company specializing in diagnostic and therapeutic medical devices for cardiology and radiology. From 1997 until its sale in 2008, Mr. Graham spent 11 years at E-Z-EM, Inc., a publicly listed global medical device and pharmaceutical company specializing in CT and MR imaging solutions. During his tenure at E-Z-EM, Mr. Graham held various senior level management positions serving as its Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 until 2008 and Senior Vice President, General Counsel and Secretary from 2003 until 2005. From 1997 until its initial public offering in 2004, Mr. Graham also served as General Counsel and Corporate Secretary for AngioDynamics, Inc., (then a wholly owned subsidiary of E-Z-EM), a leading provider of innovative medical devices used by interventional radiologists, cardiologists, surgeons, and other physicians. Mr. Graham was a member of the Board of Directors of AngioDynamics from 2006 to 2007. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law in 1995, and his B.A. in Political Science at the University of Wisconsin-Madison.

James. P. Tursi, M.D. joined the Company in August 2018 as our Executive Vice President, Head of Research and Development, Chief Medical Officer and resigned effective April 17, 2020. Prior to joining Antares, Dr. Tursi was the Chief Medical Officer of Aralez Pharmaceuticals Inc. and served in this role with the company’s predecessor, POZEN Inc., from 2015 until 2018. Prior to Aralez, Dr. Tursi served as Chief Medical Officer of Innocoll AG where he was responsible for managing all clinical research and development, medical affairs and safety activities for product candidates and medical devices which utilized a proprietary collagen-based technology. Prior to joining Innocoll, Dr. Tursi served as Chief Medical Officer at Auxilium Pharmaceuticals Inc. from 2011 to 2015, and Vice President of Clinical Research & Development from 2009 to 2011. Dr. Tursi was responsible for oversight of clinical and nonclinical development programs, clinical operations, medical affairs and global safety activities focused on urology. Prior to Auxilium, he served as Director of Medical Affairs for GlaxoSmithKline Biologicals from 2006 to 2009 and directed all medical affairs responsibilities for the cervical cancer vaccine in North America. Dr. Tursi entered the pharmaceutical industry in 2004 as a Medical Director for Procter & Gamble Pharmaceuticals until 2006. Dr. Tursi was a board certified physician and previously practiced medicine and surgery for over

10 years. He received his doctor of medicine degree from the Medical College of Pennsylvania and completed his residency training at the Johns Hopkins Hospital. Dr. Tursi serves as a member of the board of directors of Agile Therapeutics.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Party Transactions

None.

Review, Approval or Ratification of Transactions with Related Parties

We engage in a process whereby we identify and review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party would be disclosed in our proxy statement; however, during our fiscal year ended December 31, 2019, we did not have any related party transactions. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer and the other executive officers who served as executive officers during the year, to whom we refer to collectively as our “named executive officers.” Our named executive officers for 2019 were Messrs. Robert F. Apple, Fred M. Powell, Peter J. Graham and James P. Tursi, M.D. Dr. Tursi resigned as Executive Vice President, Research and Development, Chief Medical Officer, effective April 17, 2020.

Executive Summary

During fiscal year 2019, we continued our evolution as a pharmaceutical technology company and made significant progress on our strategic goals and objectives and achieved several important milestones. Most notably, we achieved the following:

●	Reported record annual revenue of $123.9 million for the year ended December 31, 2019, which represented a 95% increase over the prior year.
●	Reported annual revenue for our proprietary product, XYOSTED™ (testosterone enanthate), of approximately $20.8 million.
●
Reported record annual royalty revenue of $24.2 million, representing a 171% increase over 2018. The significant increase in royalty revenue was primarily driven by royalties received from Teva Pharmaceuticals from net sales of their generic Epipen®.

●	Reported the Company’s first annual operating income of $1.0 million.
●	Attained a 73% increase in the Company’s stock price based on the closing price per share on December 31, 2019 compared to December 31, 2018.
●
Announced a global agreement with Idorsia Pharmaceuticals Ltd. to jointly develop a novel, drug-device product combining selatogrel, Idorsia’s potent, fast acting and highly selective P2Y12 receptor antagonist under development with Antares’ subcutaneous Quickshot® auto-injector.

Executive Compensation Philosophy

The Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements to attract and retain key individuals. Consistent with this philosophy, the Compensation Committee considered the impact of our corporate performance during 2019 in determining named executive officer compensation for 2019, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

●
compensation should be based on an individual’s level of responsibility, individual performance and Company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they have increased ability to affect our results;

●
target compensation should reflect the value of the position in the marketplace. To attract and retain skilled and experienced executives in the highly competitive and dynamic pharmaceutical, medical device and biotech industries, we must offer a competitive compensation package;

●
compensation should be variable, and our programs are designed to pay for performance. We reward outstanding Company performance with above target compensation and provide less than target compensation when Company objectives are not achieved;

●
compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that we believe are critical to our success and increasing stockholder value;

●	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives; and
●	compensation programs should prioritize executive engagement, which is a critical factor to achieving our desired results.

Executive Compensation Program.    Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our named executive officers. These policies and processes are reflected in compensation decisions for 2019 and 2020, and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. We reward our named executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated named executive officers in our peer group and the life sciences industry. Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation.

Compensation Components.    The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance. To that end, target named executive officer total compensation pay mix for fiscal 2019 is as follows:

●	CEO: 17% base salary and 83% in variable compensation, with the majority in long-term incentives; and
●	Other named executive officers (average): 32% base salary and 68% in variable compensation, with the majority in long-term incentives.

Base Salary.    We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the length of the executive’s service at the Company. Decisions regarding base salary increases take into account, the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance.

Annual Incentive Cash Awards.    Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan, or “AIP,” is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success.

Long-Term Incentive Compensation.    In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, the majority of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. To that end, our Long-Term Incentive Plan, or “LTIP” is an annual equity-based incentive plan that provides a balanced suite of equity vehicles – performance stock units, restricted stock units and stock options. While the restricted stock units and stock options vest based on time, the performance stock units vest based on the achievement of a combination of relative total shareholder return performance, revenue growth and business/product development milestones. The LTIP is designed to engage Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP will further assist us in achieving an appropriate balance between our long- and short-term performance as well as between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our named executive officers continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Based upon the strong level of achievement of the foregoing corporate objectives, the Compensation Committee took the following actions with respect to 2019 compensation for our named executive officers:

●
Worked with Pearl Meyer, the Compensation Committee’s independent compensation consultant, to update the Company’s compensation study of our executive compensation as compared to the executive compensation of the companies in our updated peer group.

●	Awarded modest salary increases, as discussed in more detail below under the section entitled “Base Salaries.”

●	Awarded annual cash incentive awards, as discussed in more detail below under the section entitled “Annual Incentive Awards.”
●
Consistent with our compensation philosophy, made target equity grants positioned between the market 50th and 75th percentiles under the Company’s 2019 long-term incentive program, as discussed in more detail below under the section entitled “Long-Term Incentives – Equity Compensation.”

Effect of the 2019 Advisory Vote on Named Executive Officer Compensation

At the June 2019 Annual Meeting of Stockholders, we held a non-binding stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a Say on Pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with approximately 89% of stockholder votes cast in favor of our Say on Pay resolution. As we evaluated our named executive officer compensation program during 2019, our Compensation Committee considered the strong support our stockholders expressed for our named executive officer compensation practices which emphasizes short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Determination of Competitive Compensation for 2019

In late 2018, we engaged Pearl Meyer to assist the Compensation Committee in determining whether the peer group was still appropriate and conducting an executive compensation analysis. Taking into account several key factors at the time of adoption, including revenue ($54 – $265 million), market capitalization ($256 million – $2.0 billion), the fact that the comparator company has a commercialized product in the area of drug delivery methods and technologies within specialty pharmaceuticals and the number of employees (90 – 1,644). The 13 comparator companies below comprise the peer group for 2019. Peer group remain unchanged for 2020 compensation decisions.

● Amphastar Pharmaceuticals, Inc.	● Intersect ENT, Inc.
● ANI Pharmaceuticals, Inc.	● Momenta Pharmaceuticals, Inc.
● Anika Therapeutics, Inc.	● Reata Pharmaceuticals, Inc.
● BioDelivery Sciences International, Inc.	● Spectrum Pharmaceuticals, Inc.
● Cerus Corporation	● STAAR Surgical Company
● Eagle Pharmaceuticals, Inc.	● Vanda Pharmaceuticals Inc.
● Heron Therapeutics, Inc.

To conduct the analysis for 2019, Pearl Meyer reviewed the executive pay packages provided for similar roles among the comparator group set forth in the table above. The purpose of the assessment was to provide a market comparison for the Company’s executive compensation program and to serve as the basis for our Compensation Committee’s discussion regarding current pay competitiveness and potential actions for 2019.

The market comparisons in the Pearl Meyer report are based on the pay levels and compensation practices reported in the proxy disclosures of our peer group and survey data for size appropriate companies in the life sciences industry as a whole. Our Compensation Committee referred to the report by Pearl Meyer from February 2019 as a basis for setting and adjusting 2019 cash compensation and equity compensation levels within the context of year-end 2018 performance and market compensation levels.

Based on our compensation objectives and philosophy with reference to the February 2019 study conducted by Pearl Meyer, the Compensation Committee determined that overall compensation for our executive officers generally is aligned with market practice. The report indicated that the pay mix for our named executive officers emphasizes long-term equity compensation more than its peers and ties a greater percentage of equity compensation directly to Company performance. The Compensation Committee believes that tying executive compensation to Company performance is an important tool to increasing long-term stockholder value, as evident by our strong emphasis on long-term, performance-based compensation and helps align our named executive officer with stockholders.

The Compensation Committee generally targets the 50th percentile for the named executive officers’ cash-based compensation, which is comprised of base salary plus target bonus, but has from time to time made, and will continue to make, determinations that represent a departure from the general guideline of targeting the 50th percentile. Long-term incentive compensation is targeted at between the market 50th and 75th percentile. Equity grants are targeted at between the 50th and 75th percentile in order to provide meaningful equity grants to executives and to tie a greater percentage of executive compensation to Company performance as compared to our peers.

In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash and equity compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group. In determining 2019 compensation, the Compensation Committee also considered the level of experience of the executive management team, the critical role the executive management team plays in achieving the Company’s strategic goals, individual performance and the individual’s experience.

The charts below represent the mix of target total direct compensation awarded to our Chief Executive Officer and other named executive officers in 2019. Consistent with our pay for performance philosophy, a majority of the target total direct compensation is variable, as it is based on performance. The Company’s Chief Executive Officer is eligible to participate in the same executive programs as the named executive officers; however, a larger proportion of his target total direct compensation is at risk. The charts below reflect target compensation for Messrs. Apple, Graham, Powell and Dr. Tursi. As indicated below, approximately 83% of the target total direct compensation awarded to the Chief Executive Officer and 68% awarded to the other named executive officers in 2019 was based on elements that may vary from year to year depending on performance.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assists in mitigating excessive risk-taking by our named executive officers that could harm our value or reward poor judgment by our named executive officers. We believe that several features of our programs reflect sound risk management practices. Specifically:

●	we allocate our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking;
●	we apply Company-wide metrics to encourage decision making that is in the best long-term interests of the Company and our stockholders;
●	we use a mix of equity award instruments under our long-term incentive program, including both stock options and full value awards; and
●	our equity awards vest over multiyear periods and/or vest based on performance.

All of the foregoing features establish a balanced compensation program that is designed to mitigate risk and properly account for the time horizon of risk based on our strategic business objectives. For a more detailed discussion of these features, refer to the discussion below under “Annual Incentive Awards” and “Long-Term Incentives – Equity Compensation.”

Each named executive officer has an employment agreement with us that includes base salary and annual and long-term incentives. Further details regarding the terms of the employment agreements are described below.

Looking Forward to 2020

2020 Executive Compensation Benchmarking

In late 2019, we reengaged Pearl Meyer to assist the Compensation Committee in evaluating the peer group and conducting an executive compensation analysis that was completed in early 2020. The purpose of the peer group analysis was to ensure that the Company is using the appropriate comparator group and third-party data sources for our annual assessment of executive compensation. For 2020, the Compensation Committee determined that the peer group should not change from what was adopted in 2019. The subsequent market compensation analysis serves as the basis for our Compensation Committee’s assessment regarding current competitiveness across all compensation elements and potential actions for 2020. As a result of the executive compensation analysis completed in early 2020, base salaries and target annual incentive awards for our named executive officers were increased in 2020, as described below.

Role of our Named Executive Officers in Determining Executive Compensation.

The Compensation Committee has established an annual performance review program for our named executive officers pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For named executive officers other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. Individual goals for the Chief Executive are approved by the Compensation Committee. The Chief Executive Officer also submits corporate performance goals which are reviewed and approved by the Compensation Committee at the beginning of each year. Each named executive officer’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares an evaluation based on the named executive officer’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Chairman of the Board of Directors and Compensation Committee, which determines his compensation changes and awards. In connection with 2019 compensation, the Chief Executive Officer provided recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the Chief Executive Officer’s observations with regard to other named executive officers, the ultimate decisions regarding named executive officer compensation were made by the Compensation Committee. The Chief Executive Officer did not make recommendations as to his own compensation.

Base Salaries

In February 2019, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2018, and in February 2020, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2019, the Compensation Committee approved modest base salary increases as set forth in the table below. For those named executive officers who were eligible for base salary increases, the base salaries were increased by approximately 3.1% on average with respect to increases in February 2019 and 4.0% on average with respect to increases in February 2020. The current named executive officer base salary was increased to better align to median market practice, as indicated by the peer group compensation reports from Pearl Meyer and other third party compensation studies.

Name	Base Salary for 2018 ($)	Base Salary after Increase in February 2019 (effective 1/1/19) ($)	Base Salary for 2020 (after increase in February 2020) ($)
Robert F. Apple	550,000	572,000	592,020
Fred M. Powell	365,525	380,000	406,600
Peter J. Graham	382,940	395,000	408,825
James P. Tursi, M.D.	425,000	431,000	439,620

Annual Incentive Awards

The Company maintains the AIP. The performance goals vary year by year, as approved by the Compensation Committee.

Our principal objective in providing annual incentive compensation is to provide pay for performance. While we target our opportunities for annual incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary, as reflected in each named executive officer’s employment agreement or as otherwise determined by the Compensation Committee. For Mr. Apple, the target annual incentive award was 65% of base salary, and for Messrs. Powell and Graham and Dr. Tursi, their target annual incentive awards were 45% of base salary. The Compensation Committee reviewed the performance goals for the named executive officers at its February 2019 meeting and finalized and approved the goals shortly thereafter. In setting the goals for 2019, the Compensation Committee determined the weight any particular Company performance goal carried within the applicable category. In February 2020, based upon a review of peer group and market data, the Compensation Committee increased the target annual incentive award under the AIP to 70% of base salary for Mr. Apple and to 50% of base salary for Messrs. Powell and Graham and Dr. Tursi.

For the Chief Executive Officer and all other named executive officers, the achievement of the foregoing Company performance goals account for 80% of their annual incentive compensation while individual performance goals account for 20% of the 2019 annual incentive award. Payout is capped at 150% of target for Company performance goals and 100% of target for individual performance goals.

The following table sets forth the Company performance goals, the relative weighting of each goal and the year-end results.

Goal	Weighting	Results	Payout
2019 GAAP Revenue	40%	Reported record revenue of $123.9 million for the full year which represented a 95% increase over the prior year	60%
2019 XYOSTED™ Revenue	20%	Reported $20.8 million for the full year	16.1%
New Product Opportunity	30%	Executed global development agreement with Idorsia and conducted non-clinical studies for ATRS-1901	30%
Product Development	10%	Two Board approved new product development concepts – ATRS-1901 and ATRS-1902	15%
Total	100%		121.1%

At its February 2020 meeting, the Compensation Committee assessed whether and to what extent the applicable performance goals were achieved for 2019. As discussed above, the Compensation Committee determined that the Company performance goals were over-achieved at a level of 121.1% as a result of the significant accomplishments during 2019. The individual performance goals for Messrs. Apple, Powell and Graham included overseeing the executive staff expansion including hiring of the new head of corporate development, overseeing, coordinating and completing a restructuring and amendment to the Hercules Capital loan to add an additional $15 million in debt to help ensure adequate cash to support our operations, overseeing, coordinating and implementing the vertical integration plan including the negotiation and execution of a lease for a new 75,000 square foot facility for laboratory, manufacturing and warehousing space in Minnetonka, Minnesota and commencing construction, and the assessment and development of a plan to support the organization’s growth. The individual performance goals for Dr. Tursi included two of the same goals as described above for Messrs. Apple, Powell and Graham, specifically the goal related to executive staff expansion and organizational growth, as well as two other goals, which include a goal related to the completion of a clinical study design and submission of a protocol to support one of the Company’s development programs and a goal related to Board approval of a new product concept and development program. The Compensation Committee determined that Messrs. Apple, Powell and Graham and Dr. Tursi achieved 90% of the targeted level of performance with respect to his respective individual goals and awarded each of them a payout of 90% of this portion of the AIP.

Accordingly, the Compensation Committee awarded the following annual incentive awards for 2019 performance:

Name	2019 Target Annual Incentive Award ($)	2019 Actual Annual Incentive Payout ($)	Percentage of 2019 Target Annual Incentive Award Actually Paid (%)
Robert F. Apple	371,800	427,124	115%
Fred M. Powell	171,000	196,445	115%
Peter J. Graham	177,750	204,199	115%
James P. Tursi	193,950	222,810	115%

Long-Term Incentives – Equity Compensation

We maintain the Equity Compensation Plan, which is a broad based omnibus equity compensation program that permits the Compensation Committee to award various types of equity based awards. The Compensation Committee approves all equity grants to employees, including our named executive officers. The Compensation Committee may make off-cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. We do not backdate grants of stock options or common stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

The Company utilizes “double trigger” vesting. Accordingly, unless the Compensation Committee determines otherwise with respect to a particular grant, to the extent a change of control of the Company occurs and the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) and if the awards are assumed by, or replaced with awards with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation), the awards will vest or become fully exercisable, as applicable on the date that the grantee is terminated by the Company without cause if such termination is upon or within 12 months following the change in control.

Similar to 2018, the total value of the annual long-term incentive plan award to each senior officer, including each named executive officer, is targeted at between the 50th and 75th percentile of the value of annual awards granted by other companies in the Company’s peer group, as described in the table below. The Compensation Committee determined that the range between the 50th and 75th percentile of target value of the annual awards granted was appropriate given the aggressive performance hurdles for the performance stock unit program, the level of experience of the senior officers and the role the senior officers play in furthering the Company’s strategic corporate goals.

Pursuant to the Company’s long-term incentive program for senior officers, upon the recommendation of the Compensation Committee, certain of its senior officers, including its named executive officers, receive the long-term incentive award value under the 2019 long-term incentive program in the form of performance stock units, restricted stock units and stock option grants to purchase the Company’s common stock. Under the program, one-third of the value of the annual award for each senior officer was delivered in the form of performance stock units, one-third of the value of the annual award was delivered in shares of restricted stock units and one-third of the value of the annual award was delivered in the form of stock options, in each case granted under the Equity Compensation Plan. The number of performance stock units that may ultimately be earned can vary based on the level of achievement attained over the performance period while the restricted stock unit and stock option awards represent a set number of units or options that vest over time based on continued employment by the named executive officer. The number of units or shares for each award type was determined using the Black-Scholes model for options.

We believe that the performance-based restricted stock unit portion of the annual award is strongly aligned with stockholder interests because the performance goals established represent challenging milestones that should help create significant value to the Company if achieved. We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant. We believe the restricted stock unit awards provide an appropriate level of balance to the performance-oriented equity components of our long-term program. Additionally, restricted stock units use fewer shares than options, thereby benefitting stockholders because the dilutive effect is minimized.

The table below shows the aggregate target value of equity awards for each of the named executive officers participating in the 2019 long-term incentive program, the actual aggregate value of equity awards granted, as well as the value for each award type. In the tables that follow, the number of units or shares determined using the valuation tools described above are set forth.

Name	2019 Target Long-term Incentive Award ($)	Target Value in PSUs(2) (33%) ($)	Target Value in RSUs(2) (33%) ($)	Target Value in Stock Options(2) (34%) ($)
Robert F. Apple	2,500,000	825,000	825,000	850,000
Fred M. Powell	800,000	264,000	264,000	272,000
Peter J. Graham	750,000	247,500	247,500	255,000
James P. Tursi(1)	400,000	132,000	132,000	136,000

(1) Dr. Tursi’s long-term incentive awards granted in 2019 will be forfeited as a result of his resignation effective April 17, 2020.
(2) Values in the foregoing table do not align with the values in the Grant of Plan-Based Award table due to rounding and the valuation model used for valuing the performance shares in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.

Performance Stock Units

Performance stock unit awards were granted in June 2019. The performance stock unit awards are earned and vested and convert into actual shares of our common stock based on our attainment of certain performance goals measured over the three-year measurement period beginning January 1, 2019 and ending December 31, 2021, subject to continued employment or service with us through the specified periods. The actual number of shares of our common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of our performance as measured in terms of the following three performance goals:

●	2021 fiscal year end net revenue (30%)

●	FDA approval of at least three (3) new products (proprietary or partnered) and the acquisition or in-license of one early stage new development product during the three-year measurement period (40%)

●	Three-year total stockholder return (“TSR”) relative to the NASDAQ Biotechnology Index (30%)
•	50% payout if relative TSR is equal to or greater than 50th, but less than the 65th percentile of the index
•	100% payout if relative TSR is equal to or greater than 65th, but less than the 80th percentile of the index
•	150% payout if relative TSR is equal to or greater than the 80th percentile of the index

The performance goals were chosen by the Compensation Committee because the Compensation Committee believes that achieving certain revenue levels and approval of new products and successful new business relationships should create increased value for stockholders and the named executive officers should have a significant portion of their awards dependent upon relative total stockholder return.

Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved.

The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on our actual performance during the three-year performance period. In the event actual performance related to the 2021 fiscal year end net revenue goal and the three-year TSR goal is between performance levels, the number of performance stock units earned will be interpolated on a straight-line basis for pro-rata achievement between performance levels.

The actual number of performance stock units earned and vested will be determined by the Compensation Committee based on the actual performance level achieved with respect to the applicable performance goals, subject to the items for which performance goals may be adjusted pursuant to the Equity Compensation Plan and factoring in the weighting for each performance measure (as described above).

If a named executive officer’s employment or service with us terminates prior to the completion of the performance period, then the officer’s performance stock unit award will be forfeited, whether or not the performance goals are met. If a change of control occurs while a grantee is employed by, or providing services to us, the performance stock unit award will vest as if target performance had been achieved as to each performance goal, such that the target number of shares subject to the award is deemed fully earned and vested as of the date of the change of control.

The table below summarizes the 2019 performance stock unit awards for the executive officers of the Company:

Named Executive Officer	Minimum Number of Actual Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Actual Shares That May Be Earned
Robert F. Apple	0	275,600	413,400
Fred M. Powell	0	88,193	132,290
Peter J. Graham	0	82,680	124,020
James P. Tursi(1)	0	44,097	66,146

(1) Dr. Tursi’s performance stock unit awards granted in 2019 will be forfeited as a result of his resignation effective April 17, 2020.

Stock Options and Time-Vested Restricted Stock Units

The stock options granted pursuant to the long-term incentive program (i) have a ten-year term, (ii) have an exercise price equal to the closing price of our common stock, as reported on NASDAQ on the date of grant, and (iii) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the Equity Compensation Plan, including the “double trigger” vesting provisions in the event of a change in control of the Company. In 2019, the Committee determined that a shift from quarterly vesting over three years to annual vesting over three years would better align to market norms. The change applies to stock option grants made in 2019 and beyond.

The restricted stock units granted pursuant to the long-term incentive program vest in annual installments over three years and are subject to “double trigger” vesting provisions in the event of a change in control of the Company.

The table below summarizes the 2019 restricted stock units and stock options awarded to the executive officers of the Company on June 13, 2019 pursuant to the long-term incentive program:

Named Executive Officer	Number of Restricted Stock Units	Number of Stock Options
Robert F. Apple	282,534	567,423
Fred M. Powell	90,411	181,575
Peter J. Graham	84,760	170,227
James P. Tursi(1)	45,205	90,788

(1) Dr. Tursi’s restricted stock units and stock options awarded in 2019 will be forfeited as a result of his resignation effective April 17, 2020.

Performance Results on Performance Stock Units granted in 2017

In 2017 the Compensation Committee granted performance-based stock units to certain executive officers under the Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year period commencing on January 1, 2017 and ending on December 31, 2019. Messrs. Apple, Powell and Graham were granted performance-based stock units for the January 1, 2017 and ending on December 31, 2019 performance period. The goal related to total stockholder return under the 2017 grant was achieved at 137% of target and as a result of straight-line interpolation for pro-rata achievement for performance between target and maximum performance levels, Messrs. Apple, Powell and Graham earned 154,436 shares, 46,331 and 46,331 shares, respectively for this goal. The goal related to 2019 total net revenue was achieved at threshold and Messrs. Apple, Powell and Graham earned the threshold number of shares for this goal, which was 56,347 shares, 16,904 shares and 16,904 shares, respectively.

For additional information regarding stock option and restricted stock unit award terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards. See the footnotes to the Summary Compensation Table for further information.

Perquisites

We do not have programs for providing personal benefit perquisites to named executive officers, such as separate parking or dining facilities.

Broad-Based Programs

Our named executive officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company.

The Company’s 401(k) plan provides a defined company contribution match equal to 50% of each employee’s deferral in the 401(k) plan up to the maximum deferrals permitted under the Internal Revenue Code. Additionally, the match is contributed with each semi-monthly payroll.

Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan. Please see the table titled “Security Ownership of Directors and Executive Officers” for information regarding stock ownership of our named executive officers.

The Company pays the premiums for group term life and disability insurance coverage for the named executive officers on the same terms that apply to all Company employees.

Compensation Adviser Independence

In connection with the compensation reviews conducted throughout 2019, the Compensation Committee worked directly with Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee and all work conducted by Pearl Meyer for the Company is on behalf, under the direction and the authority, of the Compensation Committee. Pearl Meyer was engaged principally to provide an executive compensation analysis for 2019. Pearl Meyer also provided guidance with respect to employee and non-employee director equity compensation. Pearl Meyer has no other direct or indirect business relationships with the Company or any of its affiliates.

After examining whether there was a conflict of interest present between the Company and Pearl Meyer, the Compensation Committee concluded that Pearl Meyer did not have any conflicts of interest during 2019. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC
Rule 10C-1.

Stock Ownership Guidelines

While we do not have formal stock ownership guidelines or holding requirements, in the past our named executive officers continued to hold a majority of the shares issued to them upon vesting or upon attainment of the performance criteria under the performance stock unit awards. Please see the table entitled “Security Ownership of Directors and Executive Officers” for information regarding the holdings of common stock of our current named executive officers.

Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction), as well as trading in derivative securities of the Company’s stock or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. The insider trading policy also prohibits any director, officer or other employee from pledging our securities as collateral. None of our directors or executive officers has hedged our common stock. Additionally, none of our directors or executive officers has any outstanding pledges of our common stock. As of December 31, 2019, four of our directors and named executive officers sold shares of stock under 10(b)5-1 plans in 2019.

Clawback Policy

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The Equity Compensation Plan includes a provision that all grants made under the Equity Compensation Plan are subject to applicable provisions of our Company’s clawback or recoupment policy approved by the Board of Directors or a duly authorized Committee thereof, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the Equity Compensation Plan.

Ongoing and Post-Employment Compensation

We are a party to employment agreements with Messrs. Apple, Powell, Graham and Dr. Tursi, which provide for special benefits upon certain types of termination events. The employment agreements are designed to be part of a competitive compensation package and provide for severance pay and benefits upon an involuntary termination and for increased severance pay and benefits in the event an eligible employee is terminated from employment in connection with a “change of control” of the Company. The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain of the Company’s highest paid officers. For 2019, the executive officers to whom the Section 162(m) deduction limit applies include the Company’s Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We continue to retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mr. Gueth (Chair)
Dr. Jacob
Mr. Samson
Members of the Compensation Committee

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of Robert F. Apple, our Chief Executive Officer.

For the purposes of determining our pay ratio for the 2019 fiscal year, we estimate the median employee’s annual total compensation was $179,115 and the annual total compensation for our CEO was $3,514,955. Based on this information, the ratio of the annual total compensation of our CEO to that of the median employee was 20 to 1.

The methodology and material assumptions, adjustments, and estimates used to identify our median employee for this purpose were as follows:

We determined our employee population as of December 31, 2019 including full-time, part-time, temporary, seasonal employees, employed by us and our subsidiaries. All of these individuals were located in the U.S. and all were included for the purpose of determining our pay ratio.

To identify the median employee, we used total direct compensation as our consistently applied compensation measure. For new employees, who were hired in fiscal 2019 but did not work for the company for the entire fiscal year, compensation was annualized for the full year and compensation for part-time employees was annualized but not converted into a full-time equivalent. We did not make any cost-of-living adjustments in identifying the median employee. Using this methodology, we determined our median employee based on total direct compensation, consisting of salary, bonus and commissions, other cash earnings, and grant date fair value of equity awards paid to each employee in fiscal year 2019.

Once we identified our median employee, the employee’s total compensation for 2019 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total Compensation column in the Summary Compensation Table.

We believe the above pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

Summary Compensation Table

The following table provides information regarding the compensation for 2019, 2018 and 2017 of our named executive officers.

Name and Principal	Year	Salary ($)	Bonus ($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert F. Apple	2019	572,000	-	1,651,248(7)	850,300	427,124	14,283	3,514,955
Chief Executive Officer	2018	550,000	-	1,708,070(12)	849,766	331,298	13,746	3,452,880
	2017	527,850	11,613	1,954,304(6)	993,999	196,138	13,496	3,697,400

Fred M. Powell(8)	2019	380,000	-	528,403(14)	272,096	196,445	14,283	1,391,227
Executive Vice President	2018	365,525	-	512,425(13)	254,930	180,145	13,746	1,326,771
Chief Financial Officer	2017	345,000	6,210	586,288(9)	298,200	104,887	13,496	1,354,081

Peter J. Graham	2019	395,000	-	495,374(10)	255,090	204,199	14,283	1,363,946
Executive Vice President,	2018	382,940	-	512,425(13)	254,930	188,728	13,746	1,352,769
General Counsel, Chief Compliance Officer, Human Resources and Corporate Secretary	2017	369,990	6,660	586,288(9)	298,200	112,484	10,746	1,384,368

James P. Tursi (11)	2019	431,000	-	264,201(15)	136,049	222,810	13,783	1,067,843
Executive Vice President	2018	172,452	-	-	229,000	88,469	499	490,420
Chief Medical Officer

(1)
The 2017 amounts represent a discretionary bonus awarded for significant efforts to respond expediently and efficiently to the complete response letter received from the FDA in October 2017 in connection with XYOSTED®.

(2)
This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all restricted stock unit and performance-based restricted stock unit awards granted under the Plan in Fiscal 2019, 2018 and 2017. The grant date fair values of the performance-based restricted stock unit awards were determined based on the probable (i.e., the target) number of shares that could be awarded to each named executive officer. The assumptions used in determining the amounts in this column are set forth in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The following table shows the aggregate grant date fair value of the performance-based restricted stock unit awards granted in 2019 assuming that the highest level of performance is achieved:

Name	Number of Shares Assuming Maximum Performance (#)	Grant Date Fair Value Assuming Maximum Performance ($)
Robert F. Apple	413,400	1,239,373
Peter J. Graham	124,020	371,812
Fred M. Powell	132,290	396,604
James P. Tursi	66,146	198,304

(3)
The amounts shown for option awards relate to option awards granted under the Plan. These amounts are equal to the aggregate grant date fair value of the awards, computed in accordance with Statement of FASB ASC 718. The assumptions used in determining the amounts in this column are set forth in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. For information regarding the number of shares subject to 2019 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table. In connection with Dr. Tursi’s resignation effective April 17, 2020, the option award granted in 2019 and a portion of the option award granted in 2018 were forfeited.

(4)	The amounts shown represent performance based incentive compensation paid in cash.
(5)	The amounts in this column include Company matching contributions under the Company’s 401(k) plan, term life and disability insurance premiums.

The amounts for 2019 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	12,500	768	1,015
Fred M. Powell	12,500	768	1,015
Peter J. Graham	12,500	768	1,015
James P. Tursi	12,000	768	1,015

The amounts for 2018 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	12,250	768	728
Fred M. Powell	12,250	768	728
Peter J. Graham	12,250	768	728
James P. Tursi	-	256	243

The amounts for 2017 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	12,000	768	728
Fred M. Powell	12,000	768	728
Peter J. Graham	9,250	768	728

(6)	Represents the aggregate grant date fair value of $1,054,918 for performance-based restricted stock unit awards and $899,386 for restricted stock unit awards.
(7)	Represents the aggregate grant date fair value of $826,249 for performance-based restricted stock unit awards and $824,999 for restricted stock unit awards.
(8)	Mr. Powell joined our Company as our Senior Vice President, Chief Financial Officer on October 31, 2016. He now serves as our Executive Vice President, Chief Financial Officer.
(9)	Represents the aggregate grant date fair value of $316,473 for performance-based restricted stock unit awards and $269,814 for restricted stock unit awards.
(10)	Represents the aggregate grant date fair value of $247,875 for performance-based restricted stock unit awards and $247,499 for restricted stock unit awards.
(11)	Dr. Tursi joined the Company as Executive Vice President, Chief Medical Officer on August 6, 2018 and resigned effective April 17, 2020.
(12)	Represents the aggregate grant date fair value of $883,069 for performance-based restricted stock unit awards and $825,001 for restricted stock unit awards.
(13)	Represents the aggregate grant date fair value of $264,924 for performance-based restricted stock unit awards and $247,501 for restricted stock unit awards.
(14)	Represents the aggregate grant date fair value of $264,403 for performance-based restricted stock unit awards and $264,000 for restricted stock unit awards.
(15)
Represents the aggregate grant date fair value of $132,203 for performance-based restricted stock unit awards and $131,999 for restricted stock unit awards, and all such awards were forfeited upon Dr. Tursi’s resignation effective April 17, 2020.

Grants of Plan-Based Awards – 2019

The following table provides details regarding plan-based awards granted to our named executive officers in 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $(5)
Name	Grant Date	Target ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Robert F. Apple	6/13/19	-	-	-	-	-	567,423	2.92	850,300
	6/13/19	-	-	-	-	282,534	-	-	824,999
	6/13/19	-	137,800	275,600	413,400	-	-	-	826,249
	-	371,800	-	-	-	-	-	-	-

Fred M. Powell	6/13/19	-	-	-	-	-	181,575	2.92	272,096
	6/13/19	-	-	-	-	90,411	-	-	264,000
	6/13/19	-	44,097	88,193	132,290	-	-	-	264,403
	-	171,000	-	-	-	-	-	-	-

Peter J. Graham	6/13/19	-	-	-	-	-	170,227	2.92	255,090
	6/13/19	-	-	-	-	84,760	-	-	247,499
	6/13/19	-	41,340	82,680	124,020	-	-	-	247,875
	-	177,750	-	-	-	-	-	-	-

James P. Tursi(6)	6/13/19	-	-	-	-	-	90,788	2.92	136,049
	6/13/19	-	-	-	-	45,205	-	-	131,999
	6/13/19	-	22,049	44,097	66,146	-	-	-	132,203
	-	193,950	-	-	-	-	-	-	-

(1)	The amounts reflected are the 2019 annual incentive awards for each named executive officer assuming target level performance.
(2)
Represent performance stock unit awards made to the executive officers which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three-year period beginning January 1, 2019 and ending December 31, 2021, respectively, and the executive officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: multiple pipeline product approvals within the three year period ended December 31, 2021 (weighted at 40%), one related to 2021 fiscal year end net revenue (weighted at 30%) and one related to the Company’s three-year total stockholder return as compared to the companies in the NASDAQ Biotechnology Index over the same period (weighted at 30%). Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units earned if the threshold level is achieved; 100% of the performance stock units earned if the target level is achieved and 150% of the performance stock units earned if the maximum level is achieved. The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three-year performance period.

(3)	The stock unit awards were granted under the Plan. The stock unit awards vest over three years, vesting as to 33.33% of the units annually following the date of grant.
(4)
The option awards were granted under the Plan. Option awards generally vest over three years, becoming exercisable as to 33.33% of the underlying shares annually following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, or termination of employment in connection with a change of control.

(5)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.
(6)	As a result of Dr. Tursi’s resignation effective April 17, 2020, all awards shown in this table were forfeited.

Outstanding Equity Awards at Fiscal Year-End – 2019

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date*	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert F. Apple	7/6/12	21,658	-	4.26	7/5/22	-	-	-	-
	5/29/14	56,300	-	3.09	5/28/24	-	-	-	-
	3/10/15	95,500	-	2.62	3/9/25	-	-	-	-
	5/28/15	288,786	-	2.18	5/28/25	-	-	-	-
	3/10/16	250,000	-	0.88	3/10/26	-	-	-	-
	6/2/16	773,700	-	1.12	6/2/26	-	-	-	-
	6/7/17	604,790	120,961	2.66	6/7/27	112,705	529,714	338,115	1,589,141
	6/8/18	295,746	295,764	2.70	6/8/28	203,702	957,399	305,556	1,436,112
	6/13/19	-	567,423	2.92	6/13/29	282,534	1,327,910	275,600	1,295,320

Fred M. Powell	10/31/16	150,000	-	1.76	10/31/26	-	-	-	-
	6/7/17	181,440	36,285	2.66	6/7/27	33,812	158,916	101,434	476,740
	6/8/18	88,722	88,731	2.70	6/8/28	61,111	287,222	91,668	430,839
	6/13/19	-	181,575	2.92	6/13/29	90,411	424,932	88,193	414,507

Peter J. Graham	7/14/15	125,000	-	2.29	7/14/25	-	-	-	-
	6/2/16	257,900	-	1.12	6/2/26	-	-	-	-
	6/7/17	181,440	36,285	2.66	6/7/27	33,812	158,916	101,434	476,740
	6/8/18	88,722	88,731	2.70	6/8/28	61,111	287,222	91,668	430,839
	6/13/19	-	170,227	2.92	6/13/29	84,760	398,372	82,680	388,596

James P. Tursi	8/6/2018	62,500	87,500	2.89	8/6/28	-	-	-	-
	6/13/19	-	90,788	2.92	6/13/29	45,205	212,464	44,097	207,256

*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and stock awards.
(1)	Option awards generally vest in annual or quarterly installments over a three-year period from the date of grant.
(2)	The dollar values are based on the closing price of our Common Stock on December 31, 2019, which was $4.70.

Option Exercises and Stock Vested – 2019

The following table provides information regarding option exercises and stock award vesting for our named executive officers in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
Robert F. Apple	466,524(3)	946,638	589,813	1,754,094
Fred M. Powell	-	-	64,367	180,871
Peter J. Graham	-	-	189,451	564,597

(1)
Represents stock units that vested based on their normal vesting schedule and the vesting of performance stock unit awards based on achievement of specific performance goals and completing the requisite service period. A portion of the shares acquired on vesting were used to cover withholding taxes on the value of the shares that vested, reducing the number of shares actually issued to 371,848 for Mr. Apple, 46,074 for Mr. Powell and 117,045 shares for Mr. Graham.

(2)	Represents the value of the shares of stock that vested in 2019 using the market value of the shares on the applicable vesting date.
(3)
A portion of the option awards were net settled such that 43,445 shares were withheld upon exercise to satisfy the payment of exercise price and tax liability, reducing the total number of shares actually issued to 423,079.

Employment Agreements and Potential Payments upon Termination

Our employment agreements with Messrs. Apple, Powell, Graham and Dr. Tursi that were in effect in 2019 provide for certain severance payments and other benefits if we terminate such named executive officers’ employment without “cause,” or if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a “change of control.” Certain enhanced severance benefits are payable if the termination is in connection with a change of control. A general description of the terms of the employment agreements is set forth in the discussion below.

The employment agreements with Messrs. Apple, Powell, Graham and Dr. Tursi entitle the named executive officers to receive a base salary and an annual performance-based bonus, and provide that they are eligible to participate in any long-term incentive equity incentive programs established by the Company for senior level executives, including the Plan.

Under the employment agreements, Messrs. Apple, Powell, Graham and Dr. Tursi are entitled to severance in the event of a termination by the Company without cause or by the named executive officer for good reason. As a result of Dr. Tursi’s resignation effective April 17, 2020, Dr. Tursi is not entitled to any severance under his employment agreement.

For Messrs. Apple, Powell, Graham and Dr. Tursi, in the event of such termination of employment within the period beginning 60 days immediately prior to a change of control and ending on the last day of the 18-month period immediately following a change of control (the “Change of Control Protection Period”), the named executive officers are entitled to severance equal to:

●
one and one-half times the sum of (i) his then-current annual base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs paid in monthly installments over the 18-month period following termination of employment, or in the case of Mr. Apple, two times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs paid in monthly installments over the 24-month period following termination of employment;

●
a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days that the named executive officer was employed by the Company in the year of his termination;

●
reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months, or until the date the executive obtains coverage from a new employer; and

●
all outstanding equity grants held by the executive immediately prior to his termination date which vest over time based upon the officer’s continued service will accelerate, become fully vested and/or exercisable, as the case may be, as of the termination date and all outstanding equity grants held by the executive immediately prior to his termination date which vest based upon attainment of performance criteria will remain subject to the terms and conditions of the agreement evidencing such performance based award.

In the event the employment of Messrs. Apple, Powell, Graham or Dr. Tursi is terminated by the Company without cause or by the named executive officer for good reason before or after the Change of Control Protection Period, the named executive officer is entitled to severance equal to:

●
the sum of (i) his then-current annual base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs, paid in monthly installments over the 12-month period following termination of employment, or in the case of Mr. Apple, one and one-quarter times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs, paid in monthly installments over the 15-month period following termination of employment;

●	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days the executive was employed by the Company in the year of his termination;
●
reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if the executive were an employee, for the shorter of 12 months for Messrs. Powell, Graham and Dr. Tursi and 15 months for Mr. Apple, or until the date he obtains coverage from a new employer; and

●
with respect to all outstanding equity grants held by the executive immediately prior to his termination date which vest over time based upon the named executive officer’s continued service, the portion that would have become vested during the 12 month period (or 15-month period for Mr. Apple) following the named executive officer’s termination date had he remained employed during such 12 month period (or 15-month period for Mr. Apple) will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date.

In the event that the employment of Messrs. Apple, Powell, Graham or Dr. Tursi is terminated by the Company without cause or by Messrs. Apple, Powell, Graham or Dr. Tursi for good reason and the named executive officer does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, the named executive officer will not be entitled to the severance benefits set forth above.

If the employment of Messrs. Apple, Powell, Graham or Dr. Tursi is terminated for any reason, including by the Company for cause, on account of the named executive officers’ death or disability, or if the named executive officer terminates his employment for any reason other than good reason, then the Company will pay the named executive officer all amounts earned, accrued and owing but not yet paid as of the date of his termination, including base salary, bonus, accrued and unused vacation and expenses incurred, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreements also provide that if the payments and benefits otherwise payable to Messrs. Apple, Powell, Graham and Dr. Tursi under the employment agreements or otherwise in connection with a change of control would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Messrs. Apple, Powell, Graham or Dr. Tursi with a greater net after-tax benefit than would no reduction.

The employment agreements provide that at all times during the employment of Messrs. Apple, Powell, Graham or Dr. Tursi and thereafter, each named executive officer will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of the employment agreement. In addition, during the term of his employment with the Company and for a specified period of time thereafter, the named executive officer cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company, or (iii) recruit in any way the employees of the Company. Such specified period is the 12-month period after employment termination for Messrs. Powell, Graham or Dr. Tursi (or the 18-month period if Messrs. Powell’s, Graham’s or Dr. Tursi’s employment is terminated by the Company without cause or by Messrs. Powell or Graham or Dr. Tursi for good reason during the Change of Control Protection Period) or for Mr. Apple the 15-month period after their termination of employment (or the 24-month period if Mr. Apple’s employment is terminated by the Company without cause or by Mr. Apple for good reason during the Change of Control Protection Period).

Termination for “good reason” generally means a termination initiated by the named executive officer in response to one or more of the following events: (i) a material decrease in the base salary of the named executive officer, (ii) a decrease in the target annual bonus below a specified percentage, (iii) a change in the designation of title, unless such change is to a higher title and level of responsibility, that results in a material diminution of the named executive officer’s authority, duties and responsibilities, (iv) a relocation of the principal business location to a location that is 60 miles or more from Ewing, New Jersey, (v) the Company’s failure to materially comply with the terms of the employment agreement, (vi) the failure of the Company to require a successor to assume the obligations of the Company to the named executive officer under the named executive officer’s employment agreement or any other agreement between the named executive officer and the Company, or (vii) the Company’s delivery to the named executive officer of a notice of its intent not to renew the term of the employment agreement, provided that the named executive officer is willing and able to execute a new contract providing terms and conditions substantially similar to the those in the agreement and to continue providing services to the Company. In order for a termination to be on account of good reason, the named executive officer must notify the Company of the officer’s intention to terminate for good reason, the Company has an opportunity to cure the action or omission that constitutes the ground for good reason and the named executive officer must terminate employment for good reason shortly after the end of the Company’s cure period.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (A) dishonesty, fraud or misrepresentation in connection with employment, (B) theft, misappropriation or embezzlement of the Company’s funds or resources, (C) conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (D) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

The following tables set forth information regarding potential payments upon termination of employment for Messrs. Apple, Powell, Graham and Dr. Tursi, including in connection with a change of control, estimated as of December 31, 2019, assuming the termination and change of control occurred on December 31, 2019, under the terms of their respective employment agreements.

Apple

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	1,179,750	427,124	2,527,405	35,463	4,169,742
Termination for good reason	1,179,750	427,124	2,527,405	35,463	4,169,742
Non-renewal of agreement	1,179,750	427,124	2,527,405	35,463	4,169,742
Change of control(5)	1,887,600	427,124	8,983,884	42,555	11,341,163

(1)
Payable in regular payroll installments over 15 months if the termination occurs before or after the Change in Control Protection Period, or over 24 months if the termination occurs during the Change in Control Protection Period.

(2)	Represents the pro-rated annual bonus payment for 2019, based on actual performance and the number of days that Mr. Apple was employed by the Company in 2019, payable in a lump sum.
(3)
Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Mr. Apple as of December 31, 2019. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested during the 15-month period following his termination date had he remained employed during such 15-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate upon termination of employment. The performance-based restricted stock unit grants will vest at target on a change of control.

(4)
All Other Compensation consists of the continuation of health and dental insurance benefits for either 15 months, or, if the termination occurs upon or within 12 months following a change of control, 18 months.

(5)	These amounts assume that Mr. Apple’s employment was terminated without cause or for good reason on the date of a change of control.

Powell

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	551,000	196,445	744,232	28,370	1,520,047
Termination for good reason	551,000	196,445	744,232	28,370	1,520,047
Non-renewal of agreement	551,000	196,445	744,232	28,370	1,520,047
Change of control(5)	826,500	196,445	2,767,838	42,555	3,833,338

(1)
Payable in regular payroll installments over 12 months if the termination occurs before or after the Change in Control Protection Period or over 18 months if the termination occurs during the Change in Control Protection Period.

(2)	Represents the pro-rated annual bonus payment for 2019, based on actual performance and the number of days that Mr. Powell was employed by the Company in 2019, payable in a lump sum.
(3)
Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Mr. Powell as of December 31, 2019. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested and exercisable during the 12-month period following his termination date had he remained employed during such 12-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate and become exercisable upon termination of employment. The performance-based restricted stock unit grants will vest at target upon a change of control.

(4)
All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.

(5)	These amounts assume that Mr. Powell’s employment was terminated without cause or for good reason on the date of a change of control.

Graham

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	572,750	204,199	728,645	28,370	1,533,965
Termination for good reason	572,750	204,199	728,645	28,370	1,533,965
Non-renewal of agreement	572,750	204,199	728,645	28,370	1,533,965
Change of control(5)	859,125	204,199	2,695,167	42,555	3,801,047

(1)
Payable in regular payroll installments over 12 months if the termination occurs before or after the Change in Control Protection Period or over 18 months if the termination occurs during the Change in Control Protection Period.

(2)	Represents the pro-rated annual bonus payment for 2019, based on actual performance and the number of days that Mr. Graham was employed by the Company in 2019, payable in a lump sum.
(3)
Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Mr. Graham as of December 31, 2019. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested and exercisable during the 12-month period following his termination date had he remained employed during such 12-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate and become exercisable upon termination of employment. The performance-based restricted stock unit grants will vest at target upon a change of control.

(4)
All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.

(5)	These amounts assume that Mr. Graham’s employment was terminated without cause or for good reason on the date of a change of control.

Tursi

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	624,950	222,810	215,189	28,370	1,091,318
Termination for good reason	624,950	222,810	215,189	28,370	1,091,318
Non-renewal of agreement	624,950	222,810	215,189	28,370	1,091,318
Change of control(5)	937,425	222,810	739,697	42,555	1,942,487

(1)
Payable in regular payroll installments over 15 months if the termination occurs before or after the Change in Control Protection Period, or over 24 months if the termination occurs during the Change in Control Protection Period.

(2)	Represents the pro-rated annual bonus payment for 2019, based on actual performance and the number of days that Dr. Tursi was employed by the Company in 2019, payable in a lump sum.
(3)
Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Dr. Tursi as of December 31, 2019. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested during the 15-month period following his termination date had he remained employed during such 15-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate upon termination of employment. The performance-based restricted stock unit grants will vest at target on a change of control.

(4)
All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.

(5)	These amounts assume that Mr. Tursi’s employment was terminated without cause or for good reason on the date of a change of control.

Equity Compensation Plan Information

The following table provides information for our equity compensation plans as of December 31, 2019 (in thousands, except exercise price):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	13,861	2.41	7,402
Equity compensation plans not approved by security holders	None	N/A	None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 17, 2020, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock:

Name	Shares Beneficially Owned	Percentage of Outstanding Shares
Blackrock Inc.	11,472,832(1)	7.0%
55 East 52nd Street
New York , NY 10055

Jacques Gonella, Ph.D.	9,444,039(2)	5.7%
Hauptstrasse 16
P.O. Box 333 Muttenz CH-4132 Switzerland

(1)
This information is based solely on a review of an amendment to Schedule 13G filed with the SEC on February 5, 2020 by Blackrock Inc., which (i) beneficially owned 11,472,832 shares, (ii) had sole voting power over 11,210,523 shares, (iii) had shared voting power of 0 shares, (iv) had sole dispositive power over 11,472,832 shares and (v) shared dispositive power over 0 shares.

(2)
This information is based on a review ownership of shares of our Common Stock provided on behalf of Dr. Gonella on April 20, 2020 and also includes 568,191 shares of our Common Stock issuable upon the exercise of options exercisable within 60 days of April 17, 2020.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning beneficial ownership of common stock as of April 17, 2020, with respect to each of our directors, our nominees for directors, each of our named executive officers, and all of our directors and executive officers as a group. The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name	Shares Owned (1)	Right to Acquire (1) (2)	Total Shares Beneficially Owned (1) (2)	Percentage of Outstanding Shares
Robert F. Apple	1,427,335	2,795,164	4,222,499	2.5%
Thomas J. Garrity	170,213	534,920	705,133	*
Peter J. Graham	239,865	775,663	1,015,528	*
Peter Greenleaf	-	56,729	56,729	*
Anton G. Gueth	302,776	721,871	1,024,647	*
Leonard Jacob, M.D., Ph.D.	175,078	1,049,813	1,224,891	*
Fred M. Powell	339,719	546,546	886,265	*
Robert P. Roche, Jr.	88,172	534,920	623,092	*
Marvin Samson	27,778	284,920	312,698	*
Karen L. Smith, M.D., Ph.D.	-	55,062	55,062	*
James P. Tursi(3)	-	75,000	75,000	*
All directors, director nominees and executive officers as a group (11 persons)	2,770,936	7,430,608	10,201,544	5.9%

*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. In addition, shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 17, 2020, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of options exercisable within 60 days of April 17, 2020.
(3)	Dr. Tursi resigned effective April 17, 2020

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In 2019, the Audit Committee consisted of Messrs. Garrity (Chair), Gueth and Roche. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2019. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, “Communications with Audit Committees.” In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. In 2019, our independent registered public accounting firm did not provide tax compliance, tax advice or tax planning services to our Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Mr. Garrity (Chair)
Mr. Gueth
Mr. Roche
Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card, proxy statement and/or Notice of Internet Availability of Proxy Materials to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by Internet or mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary at the address set forth on the first page of this proxy statement, and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a Director nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below. For the 2021 Annual Meeting of Stockholders, such notice must be received no earlier than February 11, 2021 and no later than March 13, 2021.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2021 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2021 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Secretary at 100 Princeton South, Suite 300, Ewing, New Jersey 08628 no later than December 30, 2020.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Secretary at the address set forth on the first page of this proxy statement, or via telephone to our Secretary at 609-359-3020, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other

The Board of Directors does not intend to present at the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

D16188-P39008

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

ANTARES PHARMA, INC.

The Board of Directors recommends you vote FOR ALL on Proposal 1.

	For All	Withhold All	For All Except
1. Election of the Director nominees listed below as Class I Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

The Board of Directors recommends you vote FOR Proposal 2.

The Board of Directors recommends you vote FOR Proposal 3.

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANTARES PHARMA, INC. ATTN: PETER J. GRAHAM
100 PRINCETON SOUTH, SUITE 300
EWING, NJ 08628

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/ATRS2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
 D16188-P39008
 KEEP THIS PORTION FOR YOUR RECORDS
 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
 DETACH AND RETURN THIS PORTION ONLY
 1.Election of the  Director nominees listed below as Class I Directors:
Nominees:
01)Leonard S. Jacob, M.D., Ph.D.
02)Peter S. Greenleaf
 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.
D16189-P39008